March 13, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Entercom Communications Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Entercom Communications Corp. dated March 9, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

Attachment

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19013-7045
T: (267) 330 - 3000, F: (267) 330 - 3300, www.pwc.com/us